Exhibit 16.1

July 9, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs,

PHYSICAL PROPERTY HOLDINGS INC.

We have read Item 4.01(a) of Physical Property Holdings Inc.’s Form 8-K which discusses the resignation of Moores Rowland as its independent accountants, and we agree with the statements made therein except for the last sentence of the first paragraph and the last sentence of the fourth paragraph for which we have no basis to agree or disagree.

Yours faithfully,

/s/ Moores Rowland
Moores Rowland
(formerly Moores Rowland Mazars)